Exhibit 23(ii)

Consent of Sutherland Asbill & Brennan LLP

[Sutherland Asbill & Brennan LLP]

December 9, 2011

Board of Directors

Transamerica Advisors Life Insurance Company

4333 Edgewood Road, NE

Cedar Rapids, IA. 52499-0001

RE:	Transamerica Advisors Life Insurance Company
Group	Fixed Contingent Annuity Contract File No. 333-177282

Gentlemen:

We hereby consent to the use of our name under the caption “Legal Matters” in the Prospectus contained in Pre-Effective Amendment No. 1 to the Registration Statement to Form S-3 (File No. 333-177282) filed by Transamerica Advisors Life Insurance Company with the Securities and Exchange Commission. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

Sutherland Asbill & Brennan LLP

By:	/s/ Frederick R. Bellamy
Frederick R. Bellamy, Esq.